JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
WELLINGTON MANAGEMENT COMPANY, LLP
     AMENDMENT made as of this 28th day of July, 2010 to the Subadvisory Agreement dated October 17, 2005 as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
Appendix A of the Agreement relating to compensation of the Subadviser is replaced in its entirety by the attached Appendix A. Appendix A was amended to add the following portfolio:
Technical Opportunities Fund II
(the “Portfolio”)
2. EFFECTIVE DATE
     This Amendment shall become effective with respect to the Portfolio on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II, or (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

Exhibit (d)(32)(G)
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Andrew G. Arnott
Andrew G. Arnott

WELLINGTON MANAGEMENT COMPANY, LLP
By:	/s/ Diane C. Nordin
Diane C. Nordin

APPENDIX A
The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Next	Next	Next	Excess Over
	$50 million	$150 million	$300 million	$500 million	$1 billion
	of Aggregate	of Aggregate	of Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*	Net Assets*	Net Assets*

Core Allocation Plus Fund

Investment Quality Bond Fund

Mid Cap Stock Fund

	First	Next	Excess Over
	$250 million of	$250 million of	$500 million
	Aggregate	Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*
Technical Opportunities Fund

	First	Next	Excess Over
	$250 million of	$750 million of	$1 billion
	Aggregate	Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*

Technical Opportunities Fund II

	First	Next	Next	Excess Over
	$250 million of	$250 million of	$500 million	$1 billion
	Aggregate	Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*	Net Assets*

Alpha Opportunities Fund

	First	Next	Excess Over
	$1 billion	$1 billion	$2 billion
	of Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*

Natural Resources Fund

	First	Next	Excess Over
	$100 million	$500 million	$600 million
	of Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*

Small Cap Value Fund

Small Cap Growth Fund

*	The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or

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other trusts managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

Alpha Opportunities Fund	Alpha Opportunities Trust, a series of John Hancock Trust

Core Allocation Plus Fund	Core Allocation Plus Trust, a series of John Hancock Trust

Investment Quality Bond Fund	Investment Quality Bond Trust, a series of John Hancock Trust

Mid Cap Stock Fund	Mid Cap Stock Trust, a series of John Hancock Trust

Natural Resources Fund	Natural Resources Trust, a series of John Hancock Trust

Small Cap Growth Fund	Small Cap Growth Trust, a series of John Hancock Trust

Small Cap Value Fund	Small Cap Value Trust, a series of John Hancock Trust

Technical Opportunities Fund	Not Applicable

Technical Opportunities Fund II	Not Applicable
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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